Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

RYTHM, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.001 per share, that may be issued under the RYTHM, Inc. 2022 Omnibus Equity Incentive Plan	(1)	Other	115,000	$20.63	$2,372,450.00	0.0001381	$327.63

Total Offering Amounts:						$2,372,450.00		327.63
Total Fee Offsets:								0.00
Net Fee Due:								$327.63

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of common stock, par value $0.001 per share of the Registrant (the "Common Stock") that may become issuable under the RYTHM, Inc. 2022 Omnibus Equity Incentive Plan, as amended (the "2022 Plan") as a result of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of shares of the Registrant's outstanding Common Stock.

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and based upon the average of the high and low prices of Common Stock, as reported on The Nasdaq Capital Market on August 19, 2026, which date is within five business days prior to the filing of this Registration Statement, which was $20.63 per share.